Exhibit 10.30

AsiaInfo Technologies (China), Inc

Employment Contract

Party A: AsiaInfo Technologies (China), Inc

Legal Representative: Steve Zhang

Address: 3, 4/F, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District Beijing

Postal Code: 100086

Party B: Steve Zhang

ID Card/Passport No.:

Home Address:

Postal Code:

Household Registration Address:

Telephone:

Party A and Party B (hereinafter referred to as the “Parties”) have entered into this employment contract (“Contract”) on the basis of equal, voluntary and mutual consultation and negotiation and in accordance with the Labor Law of the People’s Republic of China, Labor Contract Law of the People’s Republic of China and other relevant laws and regulations. Both Parties have agreed to comply with the provisions of this Contract.

ARTICLE 1

TERM

1.1	The Contract is for a fixed duration.

1.2	If this Contract is a fixed duration as specified in Section 1.1.1, this Contract shall commence on July 1, 2010 and terminate on June 30, 2013, (the “Expiration Date”). This Contract is valid for 3 years with no probationary period.

1.3	If this Contract is a non-fixed duration, this Contract shall commence on N/A and terminate upon occurrence of the events specified by laws and regulations.

ARTICLE 2

JOB DESCRIPTION

2.1	Upon execution of this Contract, Party B’s post (or position) is the President and Chief Executive Officer, at the following location: N/A. During the valid period of this Contract, Party A may change Party B’s abovementioned work, duties or scope based on Party A’s production, operation or working requirements or Party B’s working capacities and performance, provided that, the work after the change shall be the customary work consistent with Party B’s post (or position), and, in no circumstances shall such change decrease Party B’s right or authorities.

2.2	Party B has agreed Party A to arrange Party B’s work assignment according to the requirements during the term of this Contract, and Party B must complete the required quantity, quality target or work assignment pursuant to the duties of the post (or position) in which Party B engages as well as the relevant requirements. When performing this Contract, Party B may not exceed its scope of authority assigned to it by Party A. Party B has agreed that during the term of this Contract:

(a)	comply with the provisions herein, relevant laws and regulations and all of Party A’s rules and regulations,

(b)	during the prescribed work time, Party B shall exert all efforts, capabilities and technique to perform the obligations under this Contract; ensuring its own work being up to the duty criterion for the post as set by Party A; and

(c)	Party B shall not engage in any activities which may harm Party A’s interests, nor try to obtain private profit for itself or others, directly or indirectly, by utilizing its position or authority in Party A.

ARTICLE 3

WORKING HOURS AND PAID HOLIDAYS

3.1	Upon execution of this Contract, subject to the requirements of Party B’s post (or position), Party B’s working hours may be any one of the following:

(1)	standard/regular working hours: eight (8) hours a day and on average no more than forty (40) hours a week;

(2)	integrated working hours: average daily and weekly working hours shall be subject to statutory standard.

(3)	flexible working hours: flexible working hours subject to completion of assigned duties and responsibilities.

During the term of this Contract, if there is any changes in applicable labor law and regulations or adjustments to Party B’s post (or position), Party A shall adjust Party B’s working hours accordingly.

3.2	Party B shall be entitled to paid public holidays, such as: (a) New Year Day; (b) Spring Festival; (c) International Labor Day; (d) Ching Ming Festival; (e) Dragon Boat Festival; (f) Mid-Autumn Festival; (7) National Day; and (8) any other holidays as prescribed by Chinese laws and regulations.

3.3	Party A may arrange Party B to extend its work time due to work needs, including arranging Party B to work overtime on weekends and holidays if needed. However, the overtime working hours shall not exceed the maximum stipulated by the PRC government. Party A shall arrange make-up break equivalent to the overtime for Party B or pay relevant fees to Party B, subject to the national regulations and Party A’s applicable rules and regulations.

3.4	Party A may refuse to pay any compensation for Party B’s extended working hours in the event that Party B extends its working hours in order to complete the assignment in time or without Party A’s request or approval.

ARTICLE 4

REMUNERATION

4.1	Party A shall provide Party B with salary and treatment corresponding to Party B’s post (or position) and in accordance with Party A’s salary allocation system. The salary which Party A shall pay Party B shall be determined by Party A separately.

4.2	During the term of this Contract, Party B’s salary shall be paid monthly by means of cash, bank transfer or any other method. Such payment shall include any allowances or subsidies, including but not limited to transportation allowance and heating subsidies etc.

4.3	Party A may make corresponding increase to Party B’s salary amount based on Party B’s post or position change (circumstances in which Party B’s work, duties or scope have changed while its post or position remains the same are also included), or Party B’s performance, or Party A’s systems or policies relating to salary or position adjustment.

4.4	Where Party B suffers from a disease or has sustained an injury that is not work-related, Party A shall offer Party B the sick pay, disease redress expenses and medical treatment during the medical treatment period, subject to Party A’s regulations and relevant provisions of local governmental authorities. In case there is no relevant provisions of local governmental authorities and Party B refuses to be subject to Party A’s internal rules and regulations, Party B agrees that Party A shall pay Party B the sick pay during the medical treatment period in the amount of 80% of the local minimum wage standard.

4.5	If Party A suspends its operation not as a result of Party B’s fault, Party A shall pay Party B compensation pursuant to this Contract if such suspension lasts less than one month. In the event the suspension is more than one month and Party A fails to assign Party B to a new post (position), Party A shall pay Party B compensation in the amount of 70% of the local minimum wage standard (or minimum living standard as applicable).

4.6	Except for the purpose of withholding the employee portion of social insurance specified in this Contract, Party A shall directly pay the salaries, other remuneration and expenses reimbursement in full to Party B with neither deduction or withholding, nor offset any amount due to Party A or third party from Party B.

4.7	Party B agrees to abide by Party A’s privacy rules related to employees’ compensation. If Party A deliberately leaks its compensation to the public, obtains any other employees’ compensation through unauthorized channels or files complaints based on other employees’ compensation, Party A, based on its applicable rules and regulations, may enforce certain disciplinary action against Party B. If Party B decides to appeal its compensation (or remuneration), Party B may do so through Party A’s Human Resources Department or by way of negotiation.

ARTICLE 5

SOCIAL INSURANCE AND WELFARE

5.1	Party A and Party B shall contribute to employee pension insurance, unemployment insurance, medical treatment insurance, work-related injury insurance and other social insurance in accordance with the relevant provisions concerning social insurance as established by the State and local authorities. Party A shall withhold the portion which should be paid by Party B from its salary as per the relevant requirements.

5.2	If Party B suffers from any work-related injury or occupational disease, Party B shall be entitled to compensation and treatment pursuant to applicable government rules and regulations.

5.3	Party A, subject to Party A’s economic performance and revenue, may pay an Annual Bonus to Party A’s employees. It is hereby agreed that the commencement date for the purpose of calculating the Annual Bonus for the fiscal year of 2010 shall be January 1, 2010. Each Annual Bonus shall be paid by April 6th of the following calendar year, unless otherwise agreed by Party A and Party B.

5.4	During the Employment Term, Party B shall be entitled to participate in Party A’s perquisite plans, programs and arrangements generally in effect from time to time for senior executives or employees of Party A, Party B is entitle to 20 days of paid annual leave.

5.5	Party B shall promptly provide Party A with valid certificates for social insurance and public housing fund programs. Party B shall bear any consequences resulted from any failure or delay in providing such certification to Party A.

ARTICLE 6

LABOR DISCIPLINE AND REGULATION

6.1	Party B shall be subject to Party A’s arrangement of work, strictly comply with national laws and regulations, and rules, regulations, labor disciplines and work criterion stipulated by Party A’s companies or departments in accordance with law, take good care of Party A’s properties, observe professional ethics, and actively participate in the training organized by Party A so as to improve professional skills.

6.2	Party A may promulgate or amend Party A’s labor rules and regulations. Party A shall notify such amendment to Party B by any method as Party A deems appropriate (including but not limited to notice, announcement, circular, memorandum, employee’s manual or declaration at a training or meeting, etc.).

ARTICLE 7

WORKING CONDITIONS, LABOR PROTECTION AND OCCUPATIONAL HAZARD PREVENTION

7.1	During the term of this Contract and subject to relevant laws and regulations, Party A has agreed to provide Party B with working environment, conditions and equipment necessary to ensure Party B works in a safe and healthy environment; in addition, Party A will actively coordinate with Party B to provide corresponding conditions for Party B to complete its obligations hereunder and to abide by the provisions hereunder as well as Party A’s internal rules and regulations.

7.2	Party A shall provide Party B with necessary safety based on work needs. If Party B has to be exposed to an occupational disease hazard, such occupational disease hazard, the consequences thereof, the prevention measures and treatment shall be set forth in Party A’s administrative measures on labor protection or other relevant internal documents for Party B’s reference. Upon execution of this Contract, Party B claim that have reviewed and noticed the above mentioned content, and Party A shall be deemed to perform its notification obligation.

ARTICLE 8

TERMINATION AND DISSOLUTION

8.1	This Contract may only be amended upon written agreement of both Parties.

8.2	On the Expiration Date, this Contract shall be automatically renewed for an additional term of 3 years, unless either Party notifies the other Party of its decision not to renew this Contract. The Expiration Date and the expiration date of each additional term shall be referred to as the “Extension Date”. Each party may provide the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

8.3	This Contract may be terminated, dissolved or renewed by either Party pursuant to the Labor Law of the People’s Republic of China and other applicable government rules and regulations.

8.4	If Party A terminates the Contract in violation of the provisions herein, then Party A shall be liable for any losses incurred by Party B pursuant to the provisions of Labor Law of the People’s Republic of China.

8.5	Upon dissolution or termination of this Contract by the Parties for any reason, Party B shall immediately cease all activities conducted in the name of Party A, complete outstanding business as per Party A’s requests, settle all accounts, carry out any work-related transitions, and return all Party A’s properties, including but not limited to:

(a)	all documents and files with respect to Party A, Party A’s management, operation and products and the copies thereof, which are maintained, used or controlled by Party B;

(b)	name lists and information relating to Party A’s suppliers, clients and other business contacts;

(c)	software, disks, hardware and CDs containing Party A’s data and information; and

(d)	instruments, uniforms, apparatuses, equipment and other office appliances, etc., which have been provided to Party B by Party A for work purposes.

8.6	Upon dissolution or termination of this Contract, any indemnification liabilities borne by Party A shall be paid to Party B upon completion of the work-related transitions and other obligations.

8.7	Upon dissolution or termination of this Contract, Party A shall issue labor contract termination certificate evidencing such termination. In addition, Party A shall also arrange transfers of Party B’s social insurance and welfare documentation in accordance with applicable laws and procedures.

ARTICLE 9

SETTLEMENT OF LABOR DISPUTE

Labor disputes arising from the performance of this Contract shall be first settled by the Parties through friendly consultation; should the consultation fail, either Party may submit such labor dispute to a labor dispute arbitration commission having jurisdiction for arbitration. If either Party disagrees with the arbitration award, it may appeal against such award at a people’s court.

ARTICLE 10

OTHER AGREEMENTS

The “Confidentiality and Non-competition Agreement” (entered into by Parties), “Employee Handbook”, “Professional Ethic Criteria of Asiainfo”, “Labor Disciplines and Disciplinary Action Rules” and “Statement of Asiainfo Policy regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees” are attached hereto as appendixes.

In the event of any conflict between the abovementioned appendixes and this Contract, the term of this Contract shall prevail. In the event of any conflict between “Confidentiality and Non-competition Agreement” and the other appendixes, the term of “Confidentiality and Non-competition Agreement” shall prevail.

ARTICLE 11

MISCELLANEOUS

11.1	This Contract shall have its Chinese version as the authentic version. This Contract shall be executed in counterparts and two (2) copies, with each of Party A and Party B keeping one (1) copy. Each of the two (2) copies of this Contract shall be equal in legal force.

11.2	This Contract constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous unperformed employment contract, or relevant stipulations and agreements. Upon effective of this Contract, any prior agreements or understanding between the Parties shall cease to be effective. This Contract governs all issues relating to this subject matter between the Parties.

[Signature Page Follows.]

IN WITNESS WHEREOF each of the Parties hereto has caused this Contract to be executed by its duly authorized representative on the date set forth below.

Party A (Seal): AsiaInfo Technologies (China), Inc.	Party B:	/s/ STEVE ZHANG

Legal Representative or Entrusted Agent (Signature/Seal):

Date of Execution: July 1, 2010		Date of Execution: July 1, 2010